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                                                                    EXHIBIT 99.3



                               AMERICAN BUSINESS PRODUCTS, INC.
    [ABP LOGO]                 POST OFFICE BOX 105684     ATLANTA, GEORGIA 30348
                               (770) 953-8300                 FAX (770) 952-2343

EXECUTIVE OFFICES

                               May 5, 1999



Dear Shareholder:

         On May 5, 1999, your Board of Directors unanimously approved the adoption of a new shareholders rights plan (the "Plan") in anticipation of the scheduled expiry of the current shareholders rights plan later in the year. The current rights plan of American Business Products, Inc. ("ABP") was adopted on October 25, 1989, and will expire according to its terms on November 6, 1999. The new plan will expire November 6, 2009.

         The new shareholders rights plan is being adopted to replace and update the expiring plan. It is intended to protect our shareholders' interests in the event a third party, in the future, should attempt to gain control of ABP without paying a fair price to all shareholders. It is not a response to any current proposal to acquire the Company. Neither adoption of the Plan nor issuance of the rights will weaken the financial strength of ABP or interfere with its business plans. The issuance of the rights has no dilutive effect, will not affect reported earnings per share, will not be taxable to you or to ABP and will not change the way in which you currently can trade shares of the common stock of ABP. A brief summary of the Plan is set forth below.

         Under the new rights plan, shareholders of record on May 17, 1999, and shareholders who acquire ABP's common stock after that date until the distribution date will receive rights to purchase six shares of ABP's common stock (subject to adjustment) at a price equal to 20% of the then current market price. In the event there is an insufficient number of authorized but unissued shares of ABP to honor all of the rights, the Board of Directors may substitute alternative securities. The rights will be exercisable if a person or group acquires beneficial ownership of 30% or more of ABP's outstanding common stock, or begins a tender or exchange offer for 30% or more of the common stock unless the Board of Directors has determined such a transaction to be at a fair price and in the best interests of ABP and its shareholders. In addition, the rights will be exercisable if an "adverse person," as determined by the Board of Directors, acquires a beneficial ownership of 10% or more of ABP's outstanding common stock. Under certain circumstances, the rights will be exercisable if ABP is acquired in a merger or other transaction. The Board of Directors may redeem the rights for $.01 per right at any time up to 20 days after the time they become exercisable. Until a triggering event, the rights attach to and trade with the shares of ABP's common stock. No separate rights certificate will be issued until an event triggering the exercise of the rights occurs.

         Details of the Plan will be outlined in filings to be made with the Securities and Exchange Commission.



Richard G. Smith
Chief Financial Officer





           2100 RIVEREDGE PARKWAY, SUITE 1200, ATLANTA, GEORGIA 30328